SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)       June 5, 2001

APPALACHIAN BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-21383	58-2242407

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

829 Industrial Boulevard, Ellijay, Georgia	30540

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:          (706) 276-8000

Not applicable

(Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

The following exhibit is filed with this report:

Exhibit No.	Description

99.1	Press release dated June 5, 2001

Item 9. Regulation FD Disclosure.

     Appalachian Bancshares, Inc. (the “Company”) has received several inquiries about a trade in the Company’s common stock, $0.01 par value per share, between two registered broker-dealers. The inter-dealer trade of 1,000 shares of the Company’s common stock appears to have occurred on April 19, 2001 at a price of $3.00 per share. This inter-dealer trade price was well below the last identified retail trade price of $14 5/8 per share on December 14, 2000 as reported on the Over the Counter Bulletin Board. A subsequent trade, conducted through the Company’s market maker IJL Wachovia Securities, Inc. on April 26, 2001, occurred at a price of $15.00 per share.

     The Company has attempted to investigate the details of and obtain information about the inter-dealer trade, but has been unable to obtain any information. The Company knows of no event, material or immaterial, to have caused a transaction in the Company’s securities to occur in the public markets at a price other than a price reasonably-related to the last identified retail trade price. The Company has contacted the Nasdaq Stock Market and the Over the Counter Bulletin Board regarding the transaction.

     On June 5, 2001, the Company issued a press release regarding the inter-dealer trade. A copy of the Company’s press release is filed as an exhibit to this Form 8-K.

     The furnishing of this report is not intended to and does not constitute a determination by the Company that the information is material or that the dissemination of the information is required by Regulation FD. In addition, the Company does not assume any obligation to update this information in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

APPALACHIAN BANCSHARES, INC.

	By:	/s/ Tracy R. Newton

Tracy R. Newton President and Chief Executive Officer

Dated: June 5, 2001

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated June 5, 2001